Exhibit 99.1

Clever Leaves Holdings Inc. NasdaqCM:CLVR

FQ2 2021 Earnings Call Transcripts

Thursday, August 12, 2021 9:00 PM GMT

Presentation

Operator

Good afternoon, everyone, and thank you for participating in today’s conference call to discuss Clever Leaves’ financial results for the second quarter ended June 30, 2021. Joining us today are Clever Leaves’ CEO, Kyle Detwiler, and the company’s CFO, Hank Hague.

Before I introduce Kyle, I remind you that during today’s call, including the question-and-answer session, statements that are not historical facts, including any projections or guidance, statements regarding future events or future financial performance or statements of intent or belief are forward-looking statements and are covered by the safe harbor disclaimers contained in today’s press release and the company’s public filings with the SEC. Actual outcomes and results may differ materially from what is expressed in or implied by these forward-looking statements. Specifically, please refer to the company’s Form 10-Q for the quarter ended June 30, 2021, which was filed prior to this call as well as other filings made by Clever Leaves with the SEC from time to time. These filings identify factors that could cause results to differ materially from those forward-looking statements.

Please also note that during this call, management will be disclosing adjusted EBITDA. This is a non-GAAP financial measure as defined by SEC Regulation G. A reconciliation of this non-GAAP financial measure to the most directly comparable GAAP measure, statement disclosing the reasons why company management believes that adjusted EBITDA provides useful information to investors, regarding the company’s financial condition and results of operations are included in today’s press release that is posted on the company’s website.

With that, I will turn the call over to Kyle.

Kyle Detwiler

CEO & Chairman of the Board

Thank you, Cody, and good afternoon, everyone.

The second quarter marked meaningful progress toward our long-term vision of becoming a leading low-cost multinational cannabis company and a continuation of our trajectory to achieve our near-term targets. Cannabinoid shipments continue to drive robust year-over-year revenue growth, while the market-leading efficiencies we are achieving at our cultivation facilities in Colombia and Portugal, led to improvements in adjusted EBITDA.

From a business development standpoint, we signed new partnership agreements in Australia and Mexico, widening our global distribution network to more partners and new geographies. We also launched Project Change Lives, our $25 million research initiative, which allows us to help support key U.S. cannabis research projects, while advancing Clever Leaves position in this emerging segment of the cannabis industry. Our success in expanding our footprint through new partnerships, while attaining positive financial momentum leaves us confident in the bright future ahead for Clever Leaves.

During our last call, I reminded everyone that our future success will be defined by the foundation we are busy establishing today. Our journey is still young, but I would like to highlight a few significant achievements across our core markets.

In Portugal, we continue to ramp our operation, which began to generate revenue for the company during the second quarter. It is important to remember that although we have had several successful commercial crops in Portugal, the operation is still in its early innings. We are continuing to optimize our processes as well as to adjust the clients’ evolving downstream strategies and preferences, along with international regulations. The cost profile will also need to undergo a period of optimization and refinement.

That said, we are pleased with the progress being made and the opportunities for both expansion within our existing markets and entry into new geographies. This possibility became a reality in late June when our team entered into a commercial partnership with pharmaceutical manufacturing company, IDT Australia, to export our pharmaceutical grade flower directly from our GACP certified facility in Portugal to Australia. Not only does this signify our first commercial shipment of high THC flower to Australia from our Portuguese facility, but it is also a step towards resolving Australia’s ongoing shortage of medical cannabis, which has left patients unable to access their prescribed cannabis-based medicines. We are pleased with the early days of this arrangement and are aiming to widen our distribution channel with IDT to better service and meet the demand of the Australian market.

We also further expanded our distribution network into Latin America during the quarter. In Mexico, we were quick to capitalize on the regulatory changes that now allow for the production and commercialization of medical cannabis when we announced our entry into the market through a commercial partnership with CBD Life. CBD Life is an emerging leader in the Mexican cannabis industry that offers a developing line of CBD wellness and consumer products.

Clever Leaves will act as the active pharmaceutical ingredient or API supplier for the development and manufacturing of CBD Life’s medical cannabis products beginning with CBD isolate. We are pleased to have partnered with the team experience with brand building and pharmaceutical distribution to deliver our cannabinoid products from our EU GMP certified facility in Colombia into Mexico. In what we view as an important step in our strategic growth opportunity, we aim to be an ongoing supplier of the required APIs for CBD Life’s product manufacturing purposes.

Turning to Colombia. We would, of course, be remiss if we did not address the historic decree that was signed subsequent to the quarter end that should allow Colombian licensed cannabis companies such as Clever Leaves to participate in the commercial production and export of medical cannabis flower for the first time. I will have more to say about this later in the call, but with flower estimated to represent as much as half of the global cannabinoid market, this development has the potential to double our long-term addressable market.

To further contextualize the gravity of this advancement in regulatory reform, the occasion was celebrated from a visits with the President of Columbia, Ivan Duque, and several key ministers to our cultivation facility near Bogota¡, as our operations in the country have been designated a project of national and strategic interest by the Colombian government. While flower exports from Colombia will not turn on overnight, this is undoubtedly 1 of the most significant regulatory milestones in Clever Leaves’ history. We look forward to 1 day providing our high-quality flower grown in our EU GMP certified facility to patients across the globe.

As demonstrated by the continued momentum of our global expansion, we are confident in our positioning to execute on our go-forward strategy. Further, we are optimistic about the prospects that have opened as a result of regulatory reform. In addition to the tailwinds out of Australia, Mexico and Colombia that I mentioned earlier, we are staying closely attuned to other changes across our current and prospective geographies, including evolving quality standards in Israel as well as the ongoing legalization efforts in the United States.

Within our core geographies, all of our major operational centers are now producing revenue. I am very proud of the hard work put in by our team during the first half of 2021 and all of the exciting steps we have already made as we progress into the third quarter.

Before I discuss these recent accomplishments in greater detail and provide greater detail on our operational highlights from the quarter, I’d like to turn the call over to our CFO, Hank Hague, to provide more details on our financial performance for the second quarter.

Hank over to you.

Henry R. Hague

Chief Financial Officer

Thank you, Kyle. Turning to our financial results. Revenue in the second quarter of 2021 increased 89% to $3.7 million compared to $1.9 million in the year-ago period. This increase was driven in part by the growth in our cannabinoid revenue segment, which increased nearly fourfold from the prior year period, as we continue to pursue global business development opportunities and enter new markets with pathfinder shipment, which are typically lumpy.

In our non-cannabinoid segment, sales in our nutraceutical herbal brand business have continued to make a healthy recovery from last year’s pandemic-related impacts. On the whole, we have sustained our momentum with diversifying our revenue mix and working to further improve our positioning in key parts of the global cannabinoid supply chain. Our all-in cost per gram of dry flower in the second quarter of 2021 was $0.22 per gram compared to $0.11 in the year-ago period. This was largely due to production costs associated with ramping our early-stage operations in Portugal.

As this market grows, we expect our costs to drop as we capture economies of scale. As a reminder, this all-in cost includes both cultivation and production expenses, including those associated with extraction, depreciation, quality assurance and other supply chain-related items, which all encompass the ongoing expense of maintaining production at an EU GMP certified level of quality and traceability.

Gross profit in the second quarter of 2021 increased 157% to $2.3 million compared to $0.9 million in the year-ago period, resulting in a gross margin of 63.6%. This was largely due to strong performance in our nutraceutical business, as I just mentioned. In the coming quarters, we anticipate that future periods will track closer to our previously advised gross margin target of 61%, as cannabinoid revenue continues to scale.

Operating expenses in the second quarter of 2021 were $12 million compared to $8.2 million in the year-ago period. The increase is attributable to approximately $3 million increase in noncash share-based compensation expense as well as insurance and professional fees relating to being a public company. Across our organization, we remain committed to maintaining our prudent approach to cost control as we proceed into the second half of the year.

Net loss in the second quarter of 2021 was $9 million compared to a net loss of $8.8 million in the year-ago period in spite of a general increase in expenses, which was primarily associated with the cost of operating as a public company.

Adjusted EBITDA in the second quarter of 2021 improved to a negative $5.8 million compared to a negative $6.7 million in the year-ago period. The improvement was mainly driven by our aforementioned gross profit growth and cost management throughout the organization, including cultivation and production efficiencies.

At June 30, 2021, our cash balance was $57.1 million compared to $79.5 million at December 31, 2020, primarily attributed to our anticipated operating losses and capital investments during the year. As an additional balance sheet update in July 2021, we announced a $25 million strategic financing from Sunstream Bancorp, a joint venture initiative sponsored by Sundial Growers as well as the full repayment of our secured convertible notes due March 30, 2022, at a 90% of par value.

The financing came in the form of a secured convertible note with a 3-year maturity and an interest rate of 5% per annum. This rate represents a reduction from the prior rate of 8% per annum, which combined with the discounted principal reduction will result in over $3 million in savings for shareholders. This action bolsters our liquidity position and reduces our debt service commitments, while providing additional working capital as we continue our expansion efforts across our core markets. We are grateful to have received the support from Sunstream and look forward to further developing this partnership and remaining disciplined stewards of capital over the long term.

Turning to our outlook. We remain pleased with the progress we have made thus far and are on track to achieve our previously disclosed year -- full year 2021 guidance. To reiterate, our aforementioned guidance reflects solid year-over-year performance with between $17 million to $20 million in revenue, gross margin of approximately 61% and adjusted EBITDA in the range of negative $24 million to negative $26 million as well as capital expenditures of approximately $10 million.

This concludes my prepared remarks. I’ll turn the call back over to Kyle. Kyle?

Thank you, Hank.

Kyle Detwiler

CEO & Chairman of the Board

In both our business and the broader cannabis industry, the pace of global regulatory reform plays a significant role in our ability to continue expanding our products reach within a growing international customer base. While we are thrilled with the progress made across several of our key geographies during the quarter and the prospects for commercial success we hope it will usher in, we recognize that communities around the world are still contending with the consequences of the prolonged prohibition of cannabis. At Clever Leaves, we operate with a mission to cultivate Mojo, Create Value and Change Lives. And this means taking proactive measures to help solve these problems, particularly those that involve supply and research knowledge gaps related to medical cannabis.

As global reforms progress and operators continue to gain greater regulatory validation, we are better able to execute on this mission. I would like to take this time to call out some of the progress we’ve made towards these efforts over the past few months.

In Australia, as I mentioned earlier, our recent partnership with IDT Australia helps address the country’s limited access to affordable pharmaceutical-grade medicinal cannabis flower products. We witnessed the long-term harm that prohibition causes firsthand, as patients suffering from chronic conditions who have been prescribed cannabis-based medicinal products found themselves unable to access the treatment due to supply shortages across the continent. We believe patients should be able to access and trust the products they were prescribed, which is why we are proud to be supplying flower from our GACP-certified facility in Portugal. While we are proud to provide cost-effective flower from our Europe cultivation facility in Portugal, we see great potential in the newly created opportunity to export and drive medical cannabis flower from our Colombian operation, a region which requires no additional investment to access 1.8 million square feet of already constructed and operating cultivation.

I spoke a bit earlier about the financial opportunities this new decree presents, including the potential to double our total addressable market and compete more effectively within the global medical cannabis market, of which flower makes up approximately half. In terms of our existing operations, the opportunity to export flower from Colombia complement for existing strong flower production, client relationships and market insights in Portugal and expands our portfolio of cannabinoid solutions for clients.

We can leverage the lessons we learned from our dry flower production operations in Portugal as we commence these operations in Columbia, giving us an additional advantage as we capitalize on this opportunity. While we may not be the only operator in Colombia, we are the only EU GMP-certified cannabis operation in Latin America today, including EU GMP certification for dry flower production. We have acquired the Colombian government’s approval and look forward to developing the traditional product offering for our growing global partner network.

In addition to leveraging opportunities to export different forms of cannabis, we have also created an opportunity to help advance U.S. researchers understanding of the potential medical benefits of cannabis. In June, we announced Project Change Lives, or PCL, in partnership with biopharmaceutical research company in which Clever Leaves has pledged to donate up to $25 million in medical cannabis products to any eligible U.S. organization to help advance scientific research into the potential medical benefits of cannabinoids. Through this initiative, we have already helped catalyze a research study focused on DNA sequencing, announcing our first partnership with a major U.S. research institutions through supplying researchers at UC Davis with 3 of our cultivars, which they will use to study DNA sequencing and extraction as well as new methods of RNA extraction.

These landmark studies share our commitment to rigorous scientific exploration of cannabinoid medicines potentially life-saving applications. We are proud to be spearheading this contribution to the cannabis industry, one of the largest of its kind that I’m aware of, and we look forward to supporting world-class team of scientific researchers at UC Davis and other qualified U.S. institutions.

Finally, we have also continued to drive progress in our European operations. In addition to sending our first commercial shipment of high THC dry flower from Portugal to Australia through our IDT commercial partnership, construction on our Portuguese cultivation expansion and the new post-harvest facility remains relatively on track. We currently expect our construction at our cultivation facility to be completed by year-end with our post-harvest facility up and running by the end of 2022.

I am very proud of all the hard work our team has put in to help us achieve these accomplishments and further position us as a supplier of choice within the global B2B cannabinoid supply chain. In the second half of 2021, we will remain focused on working to further expand our international distribution network to build and support global partnerships and to capitalize on regulatory tailwinds and development in the geographies in which we focus.

Our work is not yet done as we continue our construction efforts and production ramp in Portugal, begin working towards flower export preparations in Colombia and closely monitor changes in quality standards and approval processes across our geographies. I’m looking forward to making further progress on our long-term strategy and seeing it through to our vision for Clever Leaves at maturity. I believe we will now open the call up for Q&A

Question and Answer

Operator

[Operator Instructions]

And our first question is coming from the line of Bobby Burleson with Canaccord.

Robert Joseph Burleson

Canaccord Genuity Corp., Research Division

Congratulations on the continued progress, great to talk with you this afternoon. So I think I’d start with your target model when we talk about the current footprint at maturity. You guys are talking about doing $220 million in revenue and $90 million in EBITDA, but you also called out an estimated CapEx to get to that outcome of $50 million. And I’m wondering -- I know it’s too early right now to revisit that number, given the decree just happened in Colombia, but I’m curious kind of general order of magnitude, how the capital intensity there might be reduced if you’re able to shift more of that flower export to the Colombian operation. Just curious kind of what the optionality is there for you?

Kyle Detwiler

CEO & Chairman of the Board

Great. Yes. Thanks for the question, Bobby, and good to hear from you. The decree is relatively young, and we are waiting for subsequent resolutions and regulations, which will help clarify some of the other details around Columbia flower exports. Nevertheless, I think you are definitely thinking about 1 of the main questions that we are thinking through. We have definitely constructed our capacity in Colombia at a much lower cost per square foot. That facility is also already EU GMP certified. So it makes it slightly easier to expand within there. But nevertheless, it’s still a bit too early. If we are able to replicate that flower that we were previously planning to cultivate in the Portuguese facility, the $50 million CapEx number could be substantially reduced. I don’t think we’re in a position to provide sort of any new estimates if that scenario were to develop, but we do anticipate and expect it to come down if we are able to export from Colombia seamlessly.

Robert Joseph Burleson

Canaccord Genuity Corp., Research Division

Fantastic. And then I guess a quick -- well, another question, if not really a follow-up. On the nutraceutical business, yes, it’s still obviously a big footprint on your guidance this year. It sounds like the momentum there is healthy, maybe a little bit more beneath the hood there in terms of what’s going on? What kind of trends are you seeing, both in terms of just volume that’s moving through distribution there, maybe additional kind of opportunities for shelf space. How much -- how dynamic is that business in your view?

Kyle Detwiler

CEO & Chairman of the Board

Yes. Well, I definitely am very encouraged by the results. We, I think, are benefiting from 2 major forces here. One is in 2020, U.S. retail, especially in sort of the nutraceutical channel was significantly impacted by COVID-19. So when stores were closed as deemed nonessential, that had a negative implication for our business. And in 2021, until recently, it looks like things were getting much better. We have to keep our vigilance with COVID, the Delta variance, but we are very encouraged up until recently or up till now.

I think the second factor is this business, which we acquired in 2019, was family run for 30 years. And we have upgraded the organization and gradually expanded distribution. That means new retail partners and that means more SKUs within those partners and more stores within those partners. So I think we’re very pleased with the progress over time, and hopefully, there will be more to come.

Robert Joseph Burleson

Canaccord Genuity Corp., Research Division

Great. And then just with your pipeline outside of nutraceuticals, you’ve got for general geographies that you highlight, Europe being the biggest. Curious whether or not as we look out to ‘22 and beyond, which one of those geographies you would expect to kind of gain in terms of its overall mix of pipeline?

Kyle Detwiler

CEO & Chairman of the Board

Yes. At this point, we haven’t made any statements about 2022 yet. Nevertheless, if you’re comparing 2022 to 2021, there are new geographies, which are becoming more offering greater potential. Some of those countries are in Europe like -- depending on whether you count the U.K. as part of Europe, some of those might be in Latin America, like Mexico, again, kind of depending on how you classify it. But we also don’t assume any product comes into Canada and the United States. So it all really just depends on regulation. But I think we’re probably expecting global growth across all the different geographies, but a bit too early to say how much the geographic mix will shift.

Robert Joseph Burleson

Canaccord Genuity Corp., Research Division

Are there any geographies that you expect to expand in terms of mix? Or right now, you’re just thinking of them all kind of growing at a similar pace?

Kyle Detwiler

CEO & Chairman of the Board

Certain markets are in greater steps of their growth curve than others. Germany has been a market where cannabis has been around for several years. So growth might look more incremental rather than revolutionary, I suppose. Whereas Brazil, we are at the very early innings, very few companies are able to commercialize products. We believe we are among the earliest path there. And so that will be kind of building from Square One. So you are likely to see greater growth in markets such as that. But again, it’s a bit too early to tell.

Operator

[Operator Instructions]

Our next question is coming from the line of Vivien Azer with Cowen.

Vivien Nicole Azer

Cowen and Company, LLC, Research Division

Just focusing perhaps a little bit more near term. I appreciate all the commentary around kind of long-term aspirations in 2022, which is hard to predict. But if we just kind of dial in to the back half of 2021, you guys are reiterating your revenue guidance. It would imply a lot more incremental revenue sequentially than you posted in 2Q versus 1Q. So if you could offer some color on how we should think about the phasing of that between the third quarter third quarter and the fourth quarter and what the principal drivers of that would be, that would be helpful.

Kyle Detwiler

CEO & Chairman of the Board

Great. Thanks, Vivien. And definitely, that is a very logical conclusion from the reiteration of guidance. I think the business in the pipeline is looking good. As we sit in sort of the pathfinder phase of a lot of our commercial partnerships, there is significant lumpiness to that, which makes it a little tricky to predict quarter-to-quarter. But as we get towards the back half of the year and further down the road with some of our contracts, our hope and our anticipation is that pathfinder lumpy shipments turn into something a bit more predictable and repeatable.

On top of that, we do also have a number of partnerships or initiatives, which were always expected to be in the back half. And many of these are subject to regulatory considerations largely out of the company’s control, new quality standards, pharmaceutical drug registrations or approvals, things that could be subject to delays caused by resurgences in COVID. But right now, we still feel pretty good about it. There are lots of opportunities. That’s why the range remains relatively wide at this point. And we still feel good about the pace of the business so far.

Vivien Nicole Azer

Cowen and Company, LLC, Research Division

Okay. Understood. Moving on to gross margin. I heard loud and clear on the incremental depreciation and you have just said, the headwinds around scaling, but the full year guide of 61% would suggest an accelerating pace of margin degradation in the back half. Should we think about that as flowing through evenly in 3Q, 4Q? Or is there something that we should be contemplating that would have an outsized impact on 1 quarter over another?

Henry R. Hague

Chief Financial Officer

Vivien, it’s Hank. Thank you for the question. We have reiterated our guidance at 61%. The major driver in our strong margin performance in this quarter was the Herbal Brands business, where it was disproportionately larger than our cannabinoid business. So we expect -- as we anticipate in our pipeline as we see it going forward, greater and greater quantities of cannabinoid shipments, we expect the margin to work a little bit lower on a combined basis. And we’d expect that to glide smoothly or slowly into that range.

Vivien Nicole Azer

Cowen and Company, LLC, Research Division

And is that -- I mean, I would anticipate that continues into 2022. I’m not asking me to offer 2022 guidance. I know that’s premature. But like at what point does your revenue mix allow for kind of a normalization or a stabilization of gross margin?

Henry R. Hague

Chief Financial Officer

Yes. When that occurs, our expectation is that we’re more fully selling more cannabinoid business than non-cannabinoid business. We’d be looking at a higher utilization of our Portuguese flower business, which is just getting started. As you know, we’re under construction for a significant expansion there. And that sort of the timing of when we’d expect to adjust. And this is obviously forward-looking, but as things develop in Colombia and the volumes grow there, we would also expect to have lower cost per gram, driving the gross margins higher as well.

Vivien Nicole Azer

Cowen and Company, LLC, Research Division

Understood. That’s helpful. Last 1 for me. The deal that you did with Sunstream and addressing the converts? Like is the interest expense that you booked in the second quarter -- is that a good run rate? Or should it improve a little bit from here?

Henry R. Hague

Chief Financial Officer

Yes. I expect it to improve mainly because our interest costs were significantly reduced. We were at 8% on that large note -- and our new note is at 5%. So I do expect it to decline.

Vivien Nicole Azer

Cowen and Company, LLC, Research Division

Okay. That’s helpful. Appreciate the color.

Operator

[Operator Instructions]

Our next question is coming from the line of [ Misha Vasilchikov ] with Argo Capital Advisors.

Unknown Analyst

I appreciate all the updates. Just a little more clarity around if and any progress being made in Brazil? And then sort of the follow-up question to that, any highlights around Cansativa and your investment there in terms of additional sort of breakouts into the broader European market?

Kyle Detwiler

CEO & Chairman of the Board

Great. Yes, and thanks for the question. So on Brazil, we definitely are in a innovation state with getting some of the country’s first cannabinoid products registered. So not only are we learning as we go, but the Brazilian regulatory authorities are learning as they go. So progress remains at a pharmaceutical pace, which is something that Clever Leaves is uniquely capable of tackling because of its strong focus on quality as exemplified by both the Colombian GMP certification and a European certification. So we are working through things smoothly. So no warning signs at this point, but there are unanticipated matters that pop up, which we now factor into sort of normal course business in almost everything we do.

On Cansativa, if we almost think about this as sort of a question about the greater German opportunity, probably have kind of two things to say. I think the first is that we are starting to see more operators enter the space. We see that data point through Cansativa, which has greatly broaden the number of suppliers entering in the market. And I actually think that’s really a good thing. It’s important to remember that the true competition at this point is not other producers, it is an unregulated source of supply for a patient, or it is a patient not knowing or being able to access that medical products. So the more companies that are there to help educate physicians and/or patients the better. On top of that, I would say other data points that we are seeing through Cansativa are that product diversity is increasing gradually.

So yes, there are new suppliers of cannabis flower and there are also increasing number of players entering on the extracted product side. which is great for us as we have a partnership with Ethypharm, one of the largest specialty pharma companies in Europe focused on the central nervous system. And so that product will hopefully be coming to market relatively soon. And so I think everything looks pretty good. We keep the big picture in mind in Germany. We’re still dealing with 1 in a 1,000 people in Germany using medical cannabis versus the U.S. and Canada boast figures north of 10 in a 1,000 people. So a lot of potential and the market, I think, is gradually and healthily evolving.

Operator

At this time, this concludes our question-and-answer session. I’d now like to turn the call back over to Mr. Detwiler for closing remarks.

Kyle Detwiler

CEO & Chairman of the Board

Thank you all for joining, and we look forward to the next quarterly results.

Operator

Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.